Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of TETRA Technologies, Inc. for the registration of TETRA Technologies, Inc. common stock, including preferred stock purchase rights, preferred stock, senior debt securities, subordinated debt securities and warrants, and to the incorporation by reference therein of our report dated February 23, 2004, with respect to the consolidated financial statements and schedule of TETRA Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

ERNST & YOUNG LLP

Houston, TX

May 20, 2004